Exhibit 99.1

FOR IMMEDIATE RELEASE
October 21 , 2004
Contacts:            Barry L. Hulin, President
and Chief Executive Officer
(702) 221-8600
Dick Holtzclaw, Executive Vice President
and Chief Financial Officer
(702) 436-1515

VALLEY BANCORP ANNOUNCES INCREASED THIRD QUARTER 2004 EARNINGS

HIGHLIGHTS

•	Third quarter earnings of $879,000, up 112.8% from $413,000 in 3rd quarter 2003.

•	Highest quarterly earnings in Valley’s history.

•	3rd quarter earnings per diluted share of $0.47 up 104.4% from 3rd quarter 2003.

•	ROE and ROA improved to 19.47% and 1.51% respectively in 3rd quarter 2004.

•	Total loans increased $56.8 million, up 43.8% from 3rd quarter 2003.

Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY) the holding company for Valley Bank, today announced net income of $879,000 or $0.47 per diluted share for the quarter ended September 30, 2004, a 112.8% increase from net income of $413,000 for the third quarter of 2003. Valley Bancorp also announced earnings for the nine months ended September 30, 2004 of $2.2 million or $1.20 per diluted share, a 130.0% increase over the $953,000 earned during the same period in 2003. Return on average assets and return on average equity for the quarter ended September 30, 2004 were 1.51% and 19.47%, respectively. For the nine months ended September 30, 2004, return on average assets and return on average equity were 1.32% and 16.82%, respectively. At September 30, 2004, Valley Bancorp’s total assets were $251.2 million, total net loans were $186.5 million, total deposits were $214.4 million, and shareholders’ equity was $35.2 million. The significant increases in earnings during the three and nine month periods ended September 30, 2004 reflect primarily the increase in loans outstanding and other earning assets.

Barry L. Hulin, President and Chief Executive Officer of Valley Bancorp, stated, “We are very pleased that during the quarter and the nine-month period we delivered solid operating results and we believe that the foundation for sustainable growth has been established.”

Financial Performance Indicators for Three Months and Nine Months Ended September 30, 2004 and 2003
(Dollars in thousands, except per share data)
(Unaudited)

	At September 30,		Change
	2004	2003	$	%
Balance Sheet:
Loans net of Unearned Fees	$188,614	$131,191	$57,423	43.77%
Allowance for Loan Losses	(2,089)	(1,435)	(654)	45.57%

Loans, net	186,525	129,756	56,769	43.75%
Total Assets	251,181	180,832	70,349	38.90%
Total Deposits	214,417	164,006	50,411	30.74%
Shareholders’ Equity	35,241	15,562	19,679	126.46%
Allowance for Loan Losses to Loans	1.11%	1.09%		0.02%
Shareholders’ Equity to Assets	14.03%	8.61%		5.42%

	Three Months Ended September 30,		Change
	2004	2003	$	%
Income Statement:
Net Interest Income	$2,804	$1,872	$932	49.79%
Net Income	879	413	466	112.83%
Basic Earnings Per Share	$0.48	$0.24	$0.24	100.00%
Diluted Earnings Per Share	0.47	0.23	0.24	104.35%
Net Interest Margin (1)	5.05%	4.46%		0.59%
Return on Assets (1)	1.51%	0.94%		0.57%
Return on Equity (1)	19.47%	10.73%		8.74%

	Nine Months Ended September 30,		Change
	2004	2003	$	%
Income Statement:
Net Interest Income	$7,554	$5,017	$2,537	50.57%
Net Income	2,192	953	1,239	130.01%
Basic Earnings Per Share	$1.25	$0.58	$0.67	115.52%
Diluted Earnings Per Share	1.20	0.56	0.64	114.29%
Net Interest Margin (1)	4.82%	4.15%		0.67%
Return on Assets (1)	1.32%	0.75%		0.57%
Return on Equity (1)	16.82%	8.86%		7.96%

(1)	Annualized

Net Interest Income and Net Interest Margin

Net interest income increased by $932,000 or 49.8% to $2.8 million for the third quarter of 2004 compared to $1.9 million in the third quarter of 2003. This increase was primarily the result of higher interest income from loans and other earning assets. Valley Bancorp average earning assets increased by $54.6 million or 32.8% to $221.0 million for the quarter ended September 30, 2004 compared to $166.4 million for the third quarter of 2003. The net interest margin for the quarter ended September 30, 2004 was 5.05% compared to 4.46% for the same period in 2003. Rising interest rates and increasing loans outstanding contributed to this improved net interest margin.

For the nine months ended September 30, 2004, net interest income increased $2.5 million or 50.6% to $7.5 million from $5.0 million for the same period last year. This increase was due to higher interest income as well as lower interest expense. Average earning assets increased by $47.7 million or 29.5% to $209.4 million for the nine months ended September 30, 2004 compared to the comparable period last year of $161.7 million. During the nine months ended September 30, 2004, the net interest margin increased to 4.82% from 4.15% for the same period in 2003.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses was $120,000 for the quarter ended September 30, 2004 compared to $113,000 for the same period in 2003. For the nine months ended September 30, 2004, the provision for loan losses was $506,000 compared to $306,000 for the same period last year. This $200,000 variance in loan loss provision for the nine-month period was due mainly to increased loans outstanding. The allowance for loan losses of $2.1 million at September 30, 2004 reflected the current risk in the loan portfolio and represented 1.11% of total loans. Valley Bancorp had no non-performing assets as of September 30, 2004.

Non-interest Income and Non-interest Expense

Non-interest income was $63,000 for the quarter ended September 30, 2004, compared to $91,000 for the same period in 2003. The decrease of $28,000 was due to a security loss of $9,000 in the third quarter of 2004 while there was a security gain of $20,000 in the third quarter of 2003. Non-interest income increased by $8,000 for the nine months ended September 30, 2004 to $224,000 compared to $216,000 for the same period last year, due primarily to increase in service fee income.

Non-interest expense was $1.4 million for the quarter ended September 30, 2004, an increase of $191,000 over the same period in 2003. The increase was primarily a result of increased compensation and employee benefits costs due to increasing staff levels and higher group insurance premiums. For the nine months ended September 30, 2004, non-interest expense was $3.9 million compared to $3.5 million for the comparable period in 2003. This $400,000 variance was due to increased compensation and employee benefits costs.

Balance Sheet

Valley Bancorp total assets were $251.2 million at September 30, 2004, an increase of $70.3 million or 38.9% from $180.8 million at September 30, 2003. The increase was due primarily to a $56.8 million increase in the loan portfolio and a $10.7 million increase in Federal funds sold. Total deposits increased by $50.4 million or 30.7% to $214.4 million at September 30, 2004, compared to $164.0 million at September 30, 2003. Valley Bancorp shareholders’ equity increased by $19.7 million or 126.5% to $35.2 million at September 30, 2004 from $15.5 million at September 30, 2003, due to increased retained earnings of $2.6 million and net proceeds of approximately $17.1 million from its Initial Public Offering.

Other News

Valley Bancorp announced on September 28, 2004 the successful completion of its Initial Public Offering. Valley Bancorp issued and sold 925,000 shares at a price to the public of $18.00 per share, in a firm commitment underwritten offering solely managed by Sandler O’Neill & Partners, L.P.

At the closing of the offering, Valley Bancorp also issued and sold an additional 138,750 shares to Sandler O’Neill & Partners, L.P. upon the underwriter’s exercise of its over-allotment option.

About Valley Bancorp

Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website: Valley Bank’s website – www.vbnv.com

This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s SEC reports, and in the registration statement, as amended, filed by Valley Bancorp with the SEC in connection with its Initial Public Offering. Actual results may differ.

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